COACHMEN INDUSTRIES ANNOUNCES COMPLETION OF MILLER BUILDING SYSTEMS MERGER

ACQUISITION EXPANDS MODULAR CONSTRUCTION SEGMENT

ELKHART, Ind., Nov. 9 /PRNewswire/ -- Coachmen Industries, Inc. (NYSE: COA - news; "Coachmen") and Miller Building Systems, Inc. ("Miller") announced today that Coachmen's indirect wholly owned subsidiary, Delaware Miller Acquisition Corporation, has successfully merged with and into Miller. The acquisition was effective October 31, 2000. Pursuant to the merger, each share of Miller common stock has been converted into the right to receive $8.40 in cash, plus an additional $.30 subject to certain conditions, other than shares held by Miller or by any of its subsidiaries, and shares held by Coachmen, COA Housing Group, Inc. (the parent of Delaware Miller Acquisition Corporation), or any other subsidiary of COA Housing Group, Inc. Payment of such amount will be made upon presentation of certificates representing shares of Miller common stock to the transfer agent for the merger, together with a properly completed letter of transmittal. Miller's transfer agent will forward to shareholders detailed instructions regarding how to surrender their share certificates in order to receive the merger consideration. As a result of the merger, Miller is wholly owned by COA Housing Group, Inc. and is no longer publicly traded.

"The addition of Miller furthers our strategic plan to expand our modular construction segment," said Claire C. Skinner, Chairman, CEO and President of Coachmen Industries. "We are pleased to officially welcome the employees at Miller to the Coachmen team. With this addition of Miller Building Systems, Coachmen's important modular segment now spans housing, commercial and the telecommunications industries."

Miller, founded in 1982, specializes in commercial modular structures. The company just reported the best first quarter sales and earnings in its history. For the quarter ended Sept. 30, net sales were $20.6 million, as compared to the $16.8 million reported last year for the same period. Much of Miller's growth is attributable to its leadership in modular structures for the telecommunications industry and its customers include Nextel, AT&T, Motorola and Bell Atlantic. In addition to its participation in the rapidly growing telecom industry, Miller is also a leader in commercial modular structures serving a broad customer base. Miller operates from five manufacturing locations in the continental United
States providing a broad reach in both telecommunications and commercial applications. Its unique lightweight, non-combustible modular structures position Miller to capture future growth in the education, assisted living and health care sectors. The acquisition of Miller Building Systems is the second expansion by Coachmen of its modular business this year. In June Coachmen acquired all of the outstanding shares of Mod-U-Kraf, Inc., a modular home and special products manufacturer headquartered in Rocky Mount, Virginia.

Coachmen Industries, Inc. is one of the nation's leading full-line manufacturers of recreational vehicles and modular construction. Coachmen is one of the industry's best-known brand names of RVs and All American Homes, one of the company's modular subsidiaries, is America's leading producer of modular homes. Coachmen is a publicly held company with stock listed on the New York Stock Exchange (NYSE) under the COA ticker symbol.

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Investors are cautioned not to place undue reliance on forward-looking statements, which are inherently uncertain. Actual results may differ materially from that projected or suggested due to certain risks and uncertainties including, but not limited to the potential fluctuations in the Company's operating results, the implementation of its enterprise-wide software, the availability and pricing of gasoline, the Company's dependence on chassis suppliers, interest rates, competition, government regulations, legislation governing the relationships of the Company with its recreational vehicle dealers, the impact of economic uncertainty on high-cost discretionary product purchases and other risks identified in the Company's SEC filings.